Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Announces Hiring of James Cullen, Executive Vice President

LITTLETON, MA—(MARKET WIRE)—August 15, 2013 — Dover Saddlery, Inc. (NASDAQ:DOVR - News), the leading multi-channel retailer of equestrian products, today announced the hiring of James Cullen to the newly created position of executive vice president.

Mr. Cullen has over twenty five years of leadership experience in operations, finance and marketing, with particular expertise in the retail and distribution sectors including most recently, among others, Bakers Footwear Inc., and Reeds Jeweler, Inc.

“We are very pleased to bring James on board,” said Stephen L. Day, president and CEO of Dover Saddlery. “With his wealth of retail experience, James brings yet another positive dynamic to our experienced and talented management team. In addition to his business experience, James is an avid equestrian and I very much look forward to working with him as we continue our retail rollout.”

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multi-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit DoverSaddlery.com